Exhibit (p)(iv)

Grace Capital

400 Crown Colony Dr.

Quincy, MA 02169

857-317-6642 (tel) 617-812-2693(fax)

office@gracecapitalboston.com

CODE OF ETHICS

I. Introduction and Overview

In our efforts to ensure that Grace Capital (GC) develops and maintains a reputation for integrity and high ethical standards, it is essential not only that GC and its employees comply with relevant federal and state securities laws, but also that we maintain high standards of personal and professional conduct. GC's Code of Ethics (the "Code") is designed to help ensure that we conduct our business consistent with these high standards.

This Code is based on the principle that the officers, directors, and employees (or persons having similar status or function) of GC have a fiduciary duty to place the interests of the clients ahead of their own interests. The Code applies to all employees and focuses principally on monitoring and reporting of personal transactions in securities. Employees must avoid activities, interests and relationships that might interfere with making decisions in the best interests of the clients.

GC holds to the following principles:

We are fiduciaries. Our duty is at all times to place the interests of our clients first. Employees must scrupulously avoid serving their own personal interests ahead of the interests of the clients. An employee may not induce or cause a client to take action, or not to take action, for personal benefit, rather than for the benefit of the client. For example, an employee would violate this Code by causing a client to purchase a Security he or she owned for the purpose of increasing the price of that Security.

All personal securities transactions will be conducted in such a manner as to be consistent with the Code of Ethics and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility.

Employees may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions. The principle that independence in the investment decision-making process is paramount.

II. Standards of Business Conduct

All Employees must comply with all applicable federal and state securities laws. Employees are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

To defraud such client in any manner.

To mislead such client, including by making a statement that omits material facts.

To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such a client.

To engage in any manipulative practice with respect to such client.

To engage in any manipulative practice with respect to securities, including price manipulation.

Conflicts of Interest

As a fiduciary, GC has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by avoiding conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. Employees should try to avoid any situation that has even the appearance of conflict or impropriety.

Gifts and Entertainment

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the firm and its clients. The overriding principle is that supervised persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, supervised persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

Gifts

No supervised person may receive any gift, service, or other thing of more than de minimis value from any person or entity that does business with or on behalf of the adviser. No supervised person may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser without pre-approval by the Chief Compliance Officer.

Cash

No supervised person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the adviser.

Entertainment

No supervised person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the adviser. Supervised person may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

Confidentiality

Employees are prohibited from revealing information relating to the investment intentions, activities or portfolios of the clients except to persons whose responsibilities require knowledge of the information.

Marketing and Promotional Activities

All oral and written statements, including those made to clients, prospective clients, their representatives, or the media must be professional, accurate, balanced, and not misleading in any way. Any promotional materials must be pre-approved. Marketing and promotional activities must comply with Rule 206(4)-1a5 of the Advisers Act. Written disclosures must explain or reveal whether or not performance figures reflect the deduction of advisory fees. If they do not reflect deduction of advisory fees the disclosure should indicate that the client return would be reduced by the advisory fee and any other expenses, and that the fees are described in Part II of the Form ADV. Representative examples are required to show the effect an advisory fee could have on the total value of a client portfolio.

III. Personal Securities Transactions

Prohibited Transactions

No employee may purchase or sell, directly or indirectly, a Security for his or her own account 1 day before and 1 day after the time that the same Security or Related Security is being purchased or sold by any Client.

Initial Public Offerings (Investment Personnel only). Any purchase of Securities by Investment Personnel in an initial public offering (other than a new offering of a registered open-end investment company) is prohibited without pre-authorization. If authorized, the Compliance Officer may maintain a record of the reasons for such authorization.

Always Prohibited Securities Transactions

The following Securities Transactions are prohibited and will not be authorized under any circumstances:

Inside Information

Any transaction in a Security while in possession of material nonpublic information regarding the Security or the issuer of the Security.

Market Manipulation

Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading.

Others

Any other transactions deemed by the Compliance Officer (or a designee) to involve a conflict of interest, possible diversions of a corporate opportunity, or an appearance of impropriety.

Private Placements (Investment Personnel only)

Acquisition of Beneficial Interests in Securities in a private placement by Investment Personnel is strongly discouraged. The Compliance Officer (or a designee) may give permission only after considering, among other facts, whether the investment opportunity should be reserved for a client and whether the opportunity is being offered to the person by virtue of the person's position as an Investment Person. If a private placement transaction is permitted, the Compliance Officer may maintain a record of the reasons for such approval.

Exemptions

The following Securities Transactions are exempt from restrictions:

Mutual Funds

Securities issued by any registered open-end investment companies.

No Knowledge.

Securities Transactions where neither the Employee nor an Immediate Family member knows of the transaction before it is completed (for example, Securities Transactions effected for an Employee by a trustee of a blind trust or discretionary trades involving an investment partnership or investment club in which the Employee is neither consulted nor advised of the trade before it is executed).

Certain Corporate Actions

Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities.

Rights.

Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired in the issue.

Miscellaneous.

Any transaction in the following: (a) bankers’ acceptances, (b) bank certificates of deposit, (c) commercial paper, (d) high quality short-term debt, including repurchase agreements, (e) Securities that are direct obligations of the U.S. Government, and (f) ETFs (g) other Securities as may from time to time be designated in writing by the Compliance Officer on the grounds that the risk of abuse is minimal or non-existent.

Violations of Prohibited Transactions

Any violations of the Code must be immediately reported to the Chief Compliance Officer, and the partners of the firm. The person reporting the violations in good faith will be protected against retribution. The Chief Compliance Officer and the partners will investigate the violation and determine appropriate resolution including the termination of the employee.

Each employee must be provided with a copy of the Code and any amendments and acknowledge receipt. Training will be provided to educate employees about the requirements of the Code and sensitize employees to potential conflicts of interest associated with personal trading.

Periodically, the Chief Compliance Officer shall prepare a report reviewing the procedures implemented during the period covered and any deficiencies or noteworthy events occurring during the execution of the procedures

IV. Reporting Requirements – Monitoring of Trades

Any person who becomes an Employee of GC must submit within 10 days of becoming an Employee Personal Securities Holdings and Accounts Disclosure Form to the Compliance Officer for all Securities accounts and securities (open-end mutual funds, bank certificates of deposit, and US Government bonds are exempt from reporting) that he or she holds in such accounts in which that Employee has Beneficial Interest. Every Employee who establishes a Securities account (that may invest in stocks or bonds) during the quarter in which that he/she has Beneficial Interest must submit a Personal Securities and Accounts Disclosure Report to the Compliance Officer. This report must be submitted to the Compliance Officer within 30 days after the completion of each calendar quarter.

Annual Reporting Requirements

Every Employee must submit annually a Personal Securities Holdings and Accounts Disclosure Form (mutual funds, bank certificates of deposit, and US Government bonds do not need to be reported) in which that Employee (or Immediate Family member) has Beneficial Interest. The information in the statement must be current as of a date no more than 45 days before the statement is submitted. The Form should be submitted to the Compliance Officer by January 31 following the end of the calendar year. Supervised persons must provide a written acknowledgment of their receipt of the COE and any amendments.

Quarterly Reporting Requirements – Monitoring of Trades

Every Employee and members of his or her Immediate Family must arrange for the Compliance Officer to receive a Personnel Investment Compliance Form. All copies must be received no later than 30 days after the end of the calendar quarter. Each confirmation or statement must disclose the following information:

The date of the transaction.

The title (and interest rate and maturity date, if applicable).

The number of shares and principal amount.

The nature of the transaction (e.g., purchase, sale).

The price of the Security.

The name of the broker, dealer or bank through which the trade was affected.

Exempted from this report are all investments held or managed by GC.

Exemptions, Disclaimers and Availability of Reports

A Securities Transaction involving the following circumstances or Securities are exempt from the Reporting Requirements discussed above: (1) neither the Employee had any direct or indirect influence or control over the transaction; (2) Securities directly issued by the U.S. Government; (3) bankers’ acceptances; (4) bank certificates of deposit; (5) commercial paper; (6) high quality short-term debt instruments, including repurchase agreements; (7) shares issued by open-end mutual funds; and (8) ETFs (9) other Securities as may from time to time be designated in writing by the Compliance Officer on the grounds that the risk of abuse is minimal or non-existent.

Disclaimers

Any report of a Securities Transaction for the benefit of a person other than the individual in whose account the transaction is placed may contain a statement that the report should not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

Availability of Reports

All information supplied pursuant to this Code may be made available for inspection to the Compliance Officer of GC, or any party to which any investigation is referred by any of the foregoing, the SEC, any self-regulatory organization of which GC is a member, any state securities commission, and any attorney or agent of the foregoing.

V. Other Outside Activities

General

Employees are prohibited from engaging in outside business or investment activities that may interfere with their duties with the firm. Outside business affiliations, including directorships of private companies, consulting engagements, or public/charitable positions must be approved in writing by the Chief Compliance Officer.

Fiduciary Appointments

Approval must be obtained from the Chief Compliance Officer before accepting an executorships, trusteeship, or power of attorney, other than with respect to a family member. Fiduciary appointments on behalf of family members must be disclosed at the inception of the relationship.

Creditors Committees

Employees are prohibited from serving on a creditors committee except as approved by the firm as part of the person’s employment duties.

Disclosure

Employees should disclose any personal interest that might present a conflict of interest or harm the reputation of the firm.

VI. Chief Compliance Officer

GC has appointed Elizabeth Herr as its Chief Compliance Officer. All references to the Chief Compliance Officer or CCO in the Compliance Manual or elsewhere refer to Elizabeth Herr. Training and education regarding the Code of Ethics will occur periodically, but at least annually. All Employees are required to attend any training sessions or read any applicable materials.

VII. Compliance with this Code of Ethics

Compliance Officer Review

The Compliance Officer is responsible for investigating any suspected violation of the Code. The Compliance Officer is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code.

Whistleblowing

All supervised persons must report violations of the firm’s Code of Ethics promptly to the CCO.  If the CCO is involved in the violation or is unreachable, supervised persons may report directly to the Supervisor.  All reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.  Persons may report violations of the Code of Ethics on an anonymous basis.  Examples of violations that must be reported are (but are not limited to):

☐ Noncompliance with applicable laws, rules, and regulations;

☐ Fraud or illegal acts involving any aspect of the firm’s business;

☐ Material misstatements in regulatory filings, internal books and records, clients records or reports; or

☐ Activity that is harmful to clients, including fund shareholders; and deviations from required controls and procedures that safeguard clients and the firm.

No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics.

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the code.

Sanctions

Violations of Code on Insider Trading: Any violations of the Code must be immediately reported to the Chief Compliance Officer, and the partners of the firm. The person reporting the violations in good faith will be protected against retribution. The Chief Compliance Officer and the partners will investigate the violation and determine appropriate resolution including the termination of the employee.

Each employee must be provided with a copy of the Code and any amendments and acknowledge receipt. Training will be provided to educate employees about the requirements of the Code and sensitize employees to potential conflicts of interest associated with personal trading.

Periodically, the Chief Compliance Officer shall prepare a report reviewing the procedures implemented during the period covered and any deficiencies or noteworthy events occurring during the execution of the procedures

If the Compliance Officer determines that an Employee has committed a violation of the Code following a report of the Compliance Officer, the Compliance Officer may impose sanctions and take other actions as they deem appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the SEC, criminal referral, and termination of the employment of the violator for cause.

Sole Authority

The Compliance Officer and partners of the firm have sole authority to determine the remedy for any violation of the Code.

Review

Whenever the Compliance Officer and the partners of the firm determine that an Employee has committed a violation of this Code that merits remedial action, they may report in writing any information relating to the investigation of the violation, including any sanctions imposed. The Compliance Officer may determine whether or not to delay the imposition of any sanctions pending review by the applicable Board.

Notification

For material violations of the Code by an Employee involving a client, the Compliance Officer shall file a written report of the violation in a timely manner.

Exceptions to the Code

Although exceptions to the Code may rarely, if ever, be granted, the Compliance Officer may grant exceptions to the requirements of the Code on a case by case basis if the Compliance Officer finds that the proposed conduct involves negligible opportunity for abuse. All such exceptions must be in writing and must be reported as soon as practicable to the Partners of GC at its next regularly scheduled meeting after the exception is granted.

Compliance Certification

Each current Employee and each newly-hired Employee shall certify that he or she has received, read and understands the Code by executing the Certification of Compliance with the Code of Ethics form. In addition, annually all Employees may be required to re-certify that they have read and understand the Code, that they have complied with the requirements of the Code, and that they have reported all Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code.

Inquiries Regarding the Code

The Compliance Officer should answer any questions about the Code or any other compliance-related matters.